Number

Shares

IRET

INVESTORS REAL ESTATE TRUST

Investors Real Estate Trust

A North Dakota Real Estate Investment Trust

THIS CERTIFIES THAT

is/are the owner(s) of
fully paid Common Shares of Beneficial Interest of INVESTORS REAL ESTATE TRUST*, a North Dakota Real Estate Investment Trust, which are held subject to the Third Restated Declaration of Trust dated September 23, 2003, which, together with any subsequent amendments thereto, is hereby incorporated in and made a part of this certificate.*

The holder hereof has no interest, legal or equitable, in any specific property of the Trust and no transfer of this certificate will affect Investors Real Estate Trust until this certificate has been surrendered at the offices of the Trust, or Transfer Agent, and the transfer recorded on the books of the Trust.
IN WITNESS WHEREOF, *the Trustees have caused this certificate to be signed by their duly authorized agents.*

Dated:

President and CEO

COUNTERSIGNED AND REGISTERED:
AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC
(New York, NY)
TRANSFER AGENT AND REGISTRAR

BY:

AUTHORIZED OFFICER

SVP and CFO

Cusip No.
461730 10 3

For value received, ______________ hereby sell, assign, and transfer unto [ ]

Please insert Social Security or other Identification Number

____

____

(Please print or typewrite Name and Address of Assignee)

______________ shares represented by the within Certificate and do hereby appoint ______________ Attorney to transfer the said stock on the books of the within named Company with full power of substitution in the premises.

Date ______________ ______________

Signature(s) exactly as shown on front of Certificate

The securities represented by this certificate are subject to restrictions on ownership and transfer for purposes of the Trust's maintenance of its status as a real estate investment trust under the Internal Revenue Code of 1986, as amended. Except as otherwise provided pursuant to the Amended and Restated Declaration of Trust of the Trust, no Person may Beneficially Own Shares in excess of 9.8% (or such greater percentage as may be determined by the Board of Trustees of the Trust) of the number or value of the outstanding Shares of the Trust. Any Person who attempts or proposes to Beneficially Own Shares in excess of the above limitations must notify the Trust in writing at least thirty (30) days prior to such proposed or attempted Transfer. In addition, Share ownership by and transfers of Shares to Non-U.S. Persons are subject to certain restrictions. If the restrictions on transfer are violated, the securities represented hereby shall be designated and treated as Excess Shares that shall be held in trust by the Excess Share Trustee for the benefit of the Charitable Beneficiary. All capitalized terms in this legend have the meanings defined in the Amended and Restated Declaration of Trust of the Trust, a copy of which, including the restrictions on transfer, shall be furnished to each Shareholder on request and without charge.

Investors Real Estate Trust
A North Dakota Real Estate Investment Trust
1400 31st Avenue SW, Suite 60, Minot, ND 58701
1-888-478-4738